Exhibit (23b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements Nos. 333-155981, 333-125664, 333-68220 and 333-44471 on Form S-8 of our report dated February 20, 2009, relating to the consolidated financial statements and related consolidated financial statement schedule and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Met-Pro Corporation for the fiscal years ended January 31, 2009 and 2008.

/s/ Margolis & Company P.C.

Bala Cynwyd, Pennsylvania
March 15, 2010